UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Targacept, Inc. (the “Company”) maintains an incentive award program (the “Program”) under which all of its employees, including its principal executive officer, principal financial officer and other named executive officers, are eligible to receive an annual cash incentive bonus. Under the terms of the Program, each employee is assigned a target bonus percentage of his or her base salary. For each member of the Company’s executive (management) committee (including the Company’s principal executive officer, principal financial officer and other named executive officers), the target bonus percentage is determined by the Compensation Committee of the Board of Directors. At or about the beginning of each fiscal year, the Compensation Committee establishes performance objectives for the Company for that year and ascribes a percentage weight to each objective. The aggregate weight for all such performance objectives are at least equal to, and may exceed, 100%. Following the end of the fiscal year, the Compensation Committee determines which of the specified objectives have been met, the circumstances surrounding any objectives that have not been met (which may include, for example, a strategic change that occurred during the year) and whether, taking into account the circumstances, the objective should be credited, and the extent to which any adjustment should be made for other company accomplishments that occurred during the year. The Compensation Committee then sets the percentage level at which cash incentive bonuses shall be awarded under the Program for that year.

For a group of employees that includes the principal executive officer, principal financial officer and the other named executive officers, the entire annual cash incentive bonus is determined based on the percentage level set by the Compensation Committee as described above. Accordingly, the annual cash incentive bonus for a particular year for each employee in this group is determined by multiplying the amount of his or her base salary for that year times his or her target bonus percentage times the percentage level set by the Compensation Committee. For the remaining employees, a portion of the annual cash incentive bonus is determined based on the percentage level set by the Compensation Committee and a portion is determined based on an assessment of individual performance.

On January 9, 2007, the Compensation Committee:

•	set the percentage level at which cash incentive bonuses would be awarded under the Program for fiscal 2006 at 160%. As a result, our named executive officers were awarded bonuses in the following amounts:

J. Donald deBethizy	$214,400
Merouane Bencherif	$99,840
Jeffrey P. Brennan	$117,936
William S. Caldwell	$99,840
Geoffrey C. Dunbar	$129,409
Alan A. Musso	$112,189	.

The performance objectives for fiscal 2006 were established by the Compensation Committee at the beginning of 2006. They included meeting specified clinical development, preclinical research, drug discovery, regulatory and business development timelines or targets and to support the Company’s financial position by meeting specified cash targets. The aggregate weight for all such performance objectives for fiscal 2006 ranged from 100% to 175%, with the additional 75% linked to a determination by AstraZeneca in 2006 to proceed with further development of the Company’s proprietary product candidate TC-1734.

•

established performance objectives for the Program for fiscal 2007. The 2007 objectives include progressing the Company’s product pipeline by meeting specified clinical and nonclinical development, preclinical research, drug discovery and business development timelines or targets and supporting the Company’s financial position by meeting specified cash targets. The aggregate weight for all such performance objectives is 170%.

•	set the target bonus percentage for each of our named executive officers for fiscal 2007 as follows:

J. Donald deBethizy	President and Chief Executive Officer	40%
Merouane Bencherif	Vice President, Preclinical Research	30%
Jeffrey P. Brennan	Vice President, Business and Commercial Development	30%
William S. Caldwell	Vice President, Drug Discovery and Development	30%
Geoffrey C. Dunbar	Vice President, Clinical Development and Regulatory Affairs	30%
Alan A. Musso	Vice President, Chief Financial Officer, Secretary and Treasurer.	30%.

These target bonus percentages are unchanged from those set for fiscal 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: January 16, 2007	/s/ Alan A. Musso
Alan A. Musso
Vice President, Chief Financial Officer, Secretary and Treasurer